Exhibit 5.1

LESER, HUNTER, TAUBMAN&TAUBMAN
17 State Street, Suite 2000
New York, New York 10007
(212) 732-7184 Fax: (212) 202-6380
E-mail: lou@lhttlaw.com
January 10, 2011

Moqizone Holding Corporation
7A-D Hong Kong Industrial Building
444-452 Des Voeux Road West
Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Moqizone Holding Corp., Inc. a Delaware company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (the "Registration Statement"), relating to the proposed sale by the selling shareholders listed therein (the "Selling shareholders") of 6,077,230 shares of the Company's common stock (the "Common Stock").

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock offered by the selling shareholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable and all shares currently issued and outstanding (14, 167,946) are validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving all Delaware law, including the Constitution, statutes and reported judicial opinions, as well as  the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

LESER, HUNTER, TAUBMAN&TAUBMAN

By:	/s/ Louis E. Taubman
Louis E. Taubman

LEASE AGREEMENT
Contract No.:

This lease agreement (hereinafter referred to as this “Agreement”) is executed in Shanghai, People’s Republic of China (“PRC”) by and between

Landlord (“Party A”):	Shanghai Hi-Tech. Park United Development Co., Ltd.
Address:	No. 900, Yi Shan Road, Shanghai, P.R.China
Legal Representative:	Da Runiu
Postal Code:	200233
Telephone:	(86) (21) 6485 0000
Fax:	(86) (21) 6485 1906
Business License No.:	Gong Shang Qi He Hu Zi No.000391

Tenant (“Party B”):	Moqizone (Shanghai) Information Technology Co. Ltd.
Address:
Legal Representative:	Cheung Chor Kiu Lawrence
Postcode:	20023
Tel:	54234880
Fax:	54234881
Business License:	3100000400592527

Pursuant to The Contract Law of People’s Republic of China , The Regulations on Lease of Real Estate in Shanghai , on basis of equality, free-will, fairness and good faith, through consultation, Party A and Party B hereby enter into this Agreement on subject matter of leasing the premise by Party B from Party A as follows:

1. Legal Status of Parties and Certificates

1.1	Part A is a PRC legal person legally formed under license issued by PRC government, responsible for the development, construction and management of the Caohejing Hi-Tech Park in Shanghai.

1.2	Part B is a PRC legal person legally formed under license issued by PRC government.

1.3	Party B shall provide the copy of his business license to Party A.

2. Party’s Acknowledgement and Warranties

2.1	Except as otherwise stipulated in this Agreement, both Party A and Party B acknowledge and warrant that:

(1)
they have had the necessary power, capacity, authorization and ability for the execution and performance of this Agreement; they have been fully aware of and understood their respective rights, obligations and liabilities hereof and they are willing to exercise or perform foregoing rights, obligations and liabilities in strict compliance with the provisions of this Agreement, and either Party is entitled to claim damages against the other Party if the other Party breaches this Agreement.

(2)	both Parties’ internal approval formalities required for execution hereof have been completed.

(3)	there is no contracts signed with third party or any other maters, whatsoever, which will preclude the execution and performance of this Agreement.

2.2
Party A warrants that he has, up till the date of this Agreement, legally obtained the title certificate and/or presale certificate for the Premises (defined in Article 3.1) with serial numbers as follows:

The Title Certificate of Real Estate in Shanghai (038571) or,
The Presale Certificate of Commodity Housing in Shanghai (   ) or,
(1)  The certificate of Land Use Right (______) or the Approval of Land Construction (_____) and,
(2)  The Planning Certificate of Construction Project.
3 ．Conditions of Premises

3.1
The premises provided by Party A to Party B is located at 201 & 202 (collectively “Premises” ; separately “   ” ) in Shanghai Caohejing Hi-Tech Park. The type of the Premises is Office Use . The estimated construction area is approximately 440 square meters.

Party A and Party B agree to have the final construction areas of Premises measured and determined by authorized institute of Shanghai Real Estate Bureau; accordingly, the total amount of year rental will accordingly be adjusted on the basis of the day rental agreed by two Parties in Article 6.1 hereof, and any overpayment shall be refunded and any deficiency should be made up by supplement payment.

3.2
Party A, as the owner of the Premises, hereby builds up the lease relationship with Party B. Before the execution hereof, Party A notified Party B that there was no mortgage of whatever kinds on the Premises.

3.3
The Premises have ferroconcrete structures, the pressure intensity load of the First Floor is 300 kg per square meter, and of the Second Floor and the rest floors above the Second floor is   kg per square meter. (or, the average loading capacity of the Premise is ______kg/square meter.).

3.4
The design electricity supply capacity for each floor in the Premise is 150 KW, single-loop electricity supply. If the electricity consumption exceeds 150 KW in each floor, then Party B shall apply to power supply administrative authority and bear relevant costs. (or, the electricity consumption of Party B shall not exceed the distributed supply capacity calculated on the base of the construction area)

4 ．Purpose of Lease

4.1
Party B undertakes to lease the Premises for conducting commercial activities within the approved scope stipulated in his business license and to comply with the relevant state and local laws and regulations in respect of property utilization as well as the rules of Caohejing Developing Zone with regards to the industry development, environment protection and property management.

4.2
Party B warrants not to change the purpose of lease specified in Article 4.1 during the Term (defined in Article 5.1) without Party A’s written consent and approval by administrative authority (if necessary).

5. Handover Date and Lease Term

5.1	Both Parties agree that the lease term (“Term” ) for the Premises is from November 1, 2009 to October 31, 2010. The Rental commence date is November 15, 2009 (“Commence Date”).

5.2
Upon the expiry of the Term, Party A shall has the right to take back and Party B shall return the occupation of the Premises on due time. Any request for renewing the lease of the Premises by Party B shall be notified in writing to Party A three (3) months prior to the expiry hereof; and Party A shall give reply of agreeing or not within one (1) month upon receipt of such notice. If agree, both Parties shall enter into renewal agreement. Party A has the right to adjust the articles in the renewal agreement, such as articles in respect of rent. If no agreement be reach on articles in respect of rent, Party A has the right to terminate this Agreement and take back the occupation of the Premise upon the expiry of the Term.

6． Rent, Payment and Period

6.1	Party A and Party B agree that the charge rate of the rent for the Premises is RMB 1.70 per square meter per day and the year rental amounts to RMB16182.64 .

6.2
The rent of the Premise shall be paid in advance. Party B agrees to pay, within 10 days from the date of this Agreement, the first installment of the period from November 15, 2009 to December 31, 2009 with the amount of RMB 2,013.56 ( 2,013.56 in words). Thereafter, in each year, the rent shall be paid in four installments on and before every following date: January 1, April 1, July 1 and October 1, with 25% of the year rental for each installment. If the last due date of each installment is Saturday, Sunday or any of other statutory holidays, the immediately subsequent working day shall be the last due date. For any delay in payment of the foregoing, a delay charge at 0.05% of the due rent per day shall be paid by Party B.

7． Deposit and Other Fees

7.1
Both Parties agree that, Party B shall pay a deposit for leasing the Premises equal to three (3) months rentals, i.e. RMB4,405.56, within ten (10) days from the date as of the execution hereof (“Deposit”). Party A shall provide receipt to Party A after receiving the aforesaid Deposit.

During the Term, Party B shall not offset any rental payments with the Deposit. Upon expiry of the Term, Party B shall pay off all relevant fees and within ten (10) days after Party B completing all formalities in respect of returning the Premise, Party A shall return the Deposit without any interests to Party B. Party A may deduct from the Deposit any unpaid amount and such amount as equal to Party A’s economic losses due to Party B’s causes and return the rest to Party B without any interests.

7.2	During the Term, all relevant fees in respect of water, electricity, gas, communication, facilities for using the Premises shall be born by Party B.

7.3	Party B shall be solely responsible for applying to the relevant government authorities for the water and gas supply and electricity in the Premises, and bear all relevant costs.

7.4
Party B shall enter into relevant property management agreement with the property management company in the block where the Premises located before the Handover Date and pay the agreed management fee stipulated in such property management agreement. The current fee is RMB 8 per square meters (construction area) per month.

8 ． Requirements on use of Premise and Maintenance Obligation

8.1
During the Term, if Party B finds any damages of the Premises or affiliated facilities due to nature causes, he shall immediately notify the property management company authorized by Party A to repair such damages. Party B shall actively assist and cooperate for the repair. Party B shall be responsible for consequences of any delayed repair due to his act or not acting.

8.2
During the Term, Party B shall reasonably use and protect the Premises and the affiliated facilities; Party B shall be responsible for repairing any man-made damages and faults and bearing the relevant costs.

8.3
During the Term, Party A shall ensure the Premises and affiliated facilities are under a normal, usable and secure condition. Party A may inspect and maintain the Premise and Party B shall cooperate with Party A. Party A shall reduce the impact on Party B’s use of the Premises.

8.4
Except the fitments and facilities originally provided in the Premises, Party B may fit out or install other facilities affixed to the Premises subject to Party A’s prior written consent and upon completion of relevant formalities with property management department and if required by any regulations, the approval from relevant government authorities in advance.

8.5
Upon the termination and release hereof, Party B shall be responsible for reinstate the Premises, to which alteration and added work have been done, to the original conditions except reasonable wear and tear. After Party A’s inspection and acceptance of the Premises, Party B may complete other formalities in respect of returning the Premises.

9． Condition of Premises on Return

9.1
Excepted as being agreed by Party A for renewing the lease of the Premises by Party B and signing renewal agreement, Party B shall return the Premises upon the expiry of the Term or upon the release or termination hereof due to any reason; if Party B delays the return of the Premises without Party A’s consent, Party B shall pay an amount equal to two (2) time of the day rental for each day of delay as a charge for occupying the Premise. Party B agrees that, if he delays return of the Premises on its original conditions for more than fifteen (15) days, Party A will have the right to enter into the Premises while Party B will be deemed as waiving his ownership or rights (whatsoever) to all fit-out, facilities, equipments and all other goods which has not been then dismantled or moved out of the Premise, including but not limited to facilities and goods which is regarded as belonging to Party B (in regardless of such facilities and goods in actual belonging to Party B or to third party), Party B may at his sole discretion dispose all the above and if any third party’s legitimate right shall according affected, Party B shall be responsible for compensating such third party. Any costs for reinstate the Premise shall be born by Party B. The Premises shall be deemed as taken back as of the date on which Party A enters into the Premises.

9.2
Party B shall return the Premise on such conditions as being normally used. On return, the Premises shall be inspected and accepted by Party A and both Parties shall settle the relevant fee to be born by each Party respectively.

10 ． Sublease and Assignment

10.1
Unless otherwise agreed by Party A in the supplementary terms of this Contract or in other written documents, Party B shall not sub-lease any part or all of the Premises to any third party within the lease term.

10.2
During the lease term, if Party A decides to sell the premise, Party A shall notify Party B in advance with a written notice. Party B shall have priority of purchasing of the premises under the same conditions.

11 ． Conditions of Early Termination

11.1	Both Parties agree that during the Term, this Agreement could be early terminated with no Party bears any (breach) liabilities against the other when any of the followings occur:

(1)	The land use right to the site on which the Premises located shall be taken back in advance pursuant to laws.
(2)	The Premises shall be expropriated for social and public welfare;
(3)	The Premises shall fall into the scope of housing dismantlement and removal as need by urban construction.
(4)	The Premises shall become damaged, destroyed or recognized as dangerous constructions.

11.2
Both Parties agree that, either Party may, by written notice to the other, terminate this Agreement if any of the followings occurs. The breaching Party shall pay to the other a damages equal to two (2) times of the monthly rental as decided according to the foregoing provisions; and if such damages is insufficient to cover the losses incurred on the other from the breach, the breaching Party shall also indemnify the insufficient part.

(1)	Party A fails to deliver the Premises on time and the failure persists for ten days after Party B's notice of such failure;
(2)	the Premises delivered by Party A does not conform to the provisions hereunder, preventing the fulfillment of the purpose of the lease;
(3)	Party B alters the purpose of the Premises without Party A's prior written consent, resulting in damages to the Premises;
(4)	The Premises are damaged for reason attributable to Party B;
(5)
By infringing the stipulations of this contract, Party B arbitrarily sub-leases the Premises, assigns its right to any third party, as the lessee, to lease the Premises, or exchange the leased premises with any third party;

(6)	Party B delays the payment of rent and such delay exceeds for over one (1) month;
(7)	Party B uses the Premises for conducting illegal activities.

12 ． Breach

12.1
During the Term, Party A shall be responsible for compensating direct financial losses or personal injury incurred by Party B arising from the damages of the Premise due to Party A’s delay in performing of his obligation of maintenance under this Agreement.

12.2
Party A shall not fit out or install facilities affixed to the Premises without or beyond the scope of Party A’s written consent, otherwise Party A may require Party B to reinstate the Premise to the original condition and indemnify Party A’s losses (if any).

12.3
During the Term, if Party A early terminates this Agreement in conditions other than those provided in this Agreement and takes back the occupation of the Premises, Party A shall pay the damages equal to half of rentals for the rest days (but in no case exceeding three (3) months rentals). If the damages is not sufficient to cover Party B’s losses, Party A shall be responsible for the insufficient part.

12.4
During the Term, if Party B early terminates the Term in conditions other than those provided in this Agreement, he shall pay the damages equal to half of rentals for the rest days (but in no case exceeding three (3) months rentals). If the damages is not sufficient to cover Party A’s losses, Party B shall be responsible for the insufficient part. Party A may deduct the damages from the Deposit and Party B shall pay for any insufficient part (if any) for such deduction.

12.5
When a breach occurs, the non-breaching Party may select to terminate (subject to the conditions for early termination agreed in this Agreement) or continue the performance of this Agreement. If the non-breaching Party request to continue the performance hereof, the breaching Party must continue to perform this Agreement no matter whether he has paid the damages, indemnities or delay charges.

13 ． Miscellaneous

13.1	Any mortgage to be set on the Premises by Party A during the Term shall be notified to Party B in writing.

13.2
During the Term, Party B has the right to use the public corridor, stairs, elevators, lobby, public toilet and fire control facilities in addition to the Premises. Party B shall not have any flammable, explosive or poisonous goods deposited in the Premises or occupy any other place except those provided in this Agreement without due authorization. During the Term, Party B shall be solely responsible for his own asset and procure necessary insurances therefor with all relevant premiums born by Party B himself.

13.3
Any matters of Party B in connection with flammables, explosive, noise and “Three Kinds of Wastes” i.e. exhaust gas, waste water, waste residue and etc, shall be submitted for prior approvals by Developing Zone and relevant government authorities of Shanghai as meeting the safety and disposal criterion before starting-up. Party B shall start the work of second fit-out upon approvals by government authority administrating fire control.

13.4
If any Party hereto is prevented from performing any articles hereof due to war (regardless of such war has been declared or not), earthquake, typhoon, floods and fire, etc (collectively, “Force Majeure” ), the affected Party shall immediately notify the other Party in writing and within fifteen (15) days provide the other Party with the detail information of Force Majeure, reasons for not performing or delay in performance of this Agreement, and effective supporting materials and documents.

Party A and Party B may consult and determine to terminate, release in part or delay the performance of this Agreement in light of the impact of the Force Majeure on the performance thereof.

13.5
This Agreement is governed by, and executed, construed and performed pursuant to PRC laws, regulations, local regulations and rules. Any disputes arising out of this Agreement shall be resolved pursuant to the foregoing PRC laws, regulation, local regulations and rules.

13.6
Any disputes arising out of or in connection with the performance hereof shall be resolved in the first instance though friendly consultation by both Parties; and if fail this, either Party may bring an action to the People's Court in Shanghai which has the jurisdiction. The court judgment shall be binding upon both Parties.

13.7	Shall there be anything not contained in this Agreement, both Parties may, through consultation, reach written agreement as an integral part of this Agreement, having the same effect herewith.

This Agreement may be amended by unanimous agreement of both Parties. No amendments shall come into effect unless being in written form and executed by the legal or authorized representatives of both parties. Before such amendments being effect, both Parties shall perform this Agreement pursuant to the provisions hereof.

13.8
Both Party A and Party B have complete civil right of conduct, are fully aware of and understand respective rights, obligations and liabilities, are willing to perform this Agreement in strict compliance with the provisions hereof. If one Party breaches this Agreement, the other Party is entitled to claim damages against such one Party.

13.9
All notices, documents and materials from one Party to the other in connection with the performance hereof shall be fax to the aforesaid number or delivering to the aforesaid address. If either Party changes his communicating address or telephone number, he shall notify the other Party in writing. Any notice so served by hand, fax or post shall be deemed to have been duly given:

(1)	in the case of delivery by hand, when delivered and signed by the other Party;
(2)	in the case of fax, at the time of completion of transmission;
(3)	in the case of post, on the date of posting.

13.10	This Agreement shall come into effect as of the date on which the legal or authorized representatives of both Parties execute this Agreement.

13.11	This Agreement is made in two (2) originals with each Party holding one (1) original.

Party A: Shanghai Hi-Tech Park United	Party B: Moqizone (Shanghai) Information
Development Co., Ltd.	Technology Co. Ltd.

Legal/Authorized Representative	Legal/ Authorized Representative:

Signature:	Signature:

[Signed	[Signed]

Date: October 26, 2009	Date: October 20, 2009
Bank: Bank of China, Xuhui Branch	Bank:
Bank Account: Bank Account:
044104-8500-03136218091001

房 屋 租 赁 合 同

（合同编号：　　　　　　）

本房屋租赁合同（以下简称“本合同”）由下列双方在中华人民共和国（以下简称“中国”）上海市签署：

出租方 （甲方）：上海市漕河泾新兴技术开发区发展总公司
地　　　　址：中国上海宜山路900号
法 定 代 表 人：王志洪
邮　　　　编：200233
电　　　　话：(86) (21) 64850000
传　　　　真：(86) (21) 64851906
营 业 执 照：3100001050100

承租方 （乙方）：摩地（上海）信息科技有限公司
地　　　　址：上海市虹口区物华路 73 号一号楼四层 8612 室
法 定 代 表 人：张楚翘
邮　　　　编：200233
电　　　　话：54234880
传　　　　真：54234881
营 业 执 照：注册号：310000400592527

根据《中华人民共和国合同法》、《上海市房屋租赁条例》的规定，甲、乙双方在平等、自愿、公平和诚实信用的基础上，经协商一致，就乙方承租甲方可依法出租的房屋事宜，订立本合同。

1. **双方法律地位及有关文件**

1. 1 甲方系经中国政府批准依法成立，负责上海市漕河泾新兴技术开发区的开发、建设、经营和管理的经济实体，具有中国法人资格。

1. 2 乙方系经中国政府批准成立的有限公司，具有中国法人资格。

1. 3 乙方应向甲方提供其营业执照复印件。

2. 双方的确认与保证

2. 1 甲乙双方除本合同已有规定外，各自确认并保证以下事项：

(1) 拥有签订及履行本合同的法律资格、民事权利能力和民事行为能力，对各自的权利、义务、责任清楚明白，并愿按合同规定严格执行。如一方违反本合同，另一方有权按本合同规定索赔。

(2) 已完成签订本合同所必需的内部认可手续；

(3) 不存在妨碍本合同签订及履行的与第三人签订的合同及其它事项。

2. 2 甲方保证订立本合同时，已合法取得有效权属证明及编号如下：

上海市房地产权证，编号为：沪房地徐字（2003）第 038571 号

3. 出租房屋情况

3. 1 甲方出租给乙方的房屋座落在上海市漕河泾开发区虹梅路 2008 号 201、202 室（以下简称该房屋）。房屋类型为办公用房。该房屋建筑面积为 26.08 平方米。

3. 2 甲方作为该房屋的房地产权利人与乙方建立租赁关系。签订本合同前，甲方已告知乙方该房屋未设定抵押。

3. 3 甲方提供的房屋是钢筋混凝土结构，房屋的均布活载荷为 300 公斤/平方米。

3. 4 甲方提供的房屋每层供电设计能力为 150KW，一路供电。乙方用电量不得超过分摊面积所应有的用电量。

4. 租赁用途

4. 1 乙方向甲方承诺，租赁该房屋从事工商营业执照规定范围内的经济活动，并应遵守国家和本市有关房屋使用、漕河泾开发区对产业发展、环境保护

和物业管理的规定。

4.2 乙方保证，在租赁期内未征得甲方书面同意以及按规定须经有关部门审批核准前，不擅自改变上款约定的使用用途。

5. 交付日期和租赁期限

5.1 甲乙双方约定房屋租赁期自2009年11月1日至2010年10月31日止，租金起算日为2009年11月15日。

5.2 租赁期满，甲方有权收回该房屋，乙方应如期返还。乙方需继续承租该房屋的，则应于租赁期届满前三个月，向甲方提出续租书面要求，甲方在收到乙方书面要求之日起一个月内答复乙方是否同意续租。同意乙方续租的，双方重新签订租赁合同。甲方有权对续租合同租金等条款进行调整，调整幅度不超过20%。如双方对租金条款不能达成一致，则甲方在乙方租赁期满有权终止合同，收回该房屋。

6. 租金、支付方式和期限

6.1 甲、乙双方约定，该房屋每天每平方米建筑面积租金为人民币壹元柒角整（RMB1.70）。年租金总计为人民币壹万陆仟壹佰捌拾贰元陆角肆分整（RMB16182.64）。

6.2 该房屋的租金先付后用。乙方同意在本合同生效之日起10天（日历天数）内向甲方支付2009年11月15日至2009年12月31日的租金计人民币贰仟零壹拾叁元伍角陆分整（RMB2013.56），以后年租金应于当年1月1日前、4月1日前、7月1日前和10月1日前分四次向甲方支付，每次应付清当年应付租金的25%，即人民币肆仟零肆拾伍元伍角陆分整（RMB4045.56）。每期最后的付款期限若为星期六、日或国家法定假日，则最后付款期限顺延至假日后第一个工作日。逾期支付的，每逾期一日，则乙方需按应付租金的0.05%支付滞纳金。

7. 保证金和其他费用

7. 1 甲、乙双方约定，在本合同生效之日起 10 天（日历天数）内，乙方应向甲方支付房屋租赁保证金，保证金为 3 个月的租金，即人民币肆仟零肆拾伍元伍角陆分整（RMB4045.56）。租赁期间，乙方不得将该房屋保证金抵冲该房屋租金。租赁期满终止时，乙方付清相关费用并与物业管理部门办理完该房屋交接手续后 10 天内，乙方已付保证金由甲方无息归还；如乙方未付清相关费用，以及因乙方原因造成甲方经济损失的，甲方有权从保证金中扣除，剩余部分无息归还乙方。

7. 2 租赁期间，使用该房屋所发生的水、电、煤气、通讯、设备等费用由乙方承担。

7. 3乙方自行向有关部门申请办理用电、用气及通讯等手续，所需申请接装而发生的相关费用由乙方自理。

7. 4 乙方应在房屋交接前，与该房屋所在小区的物业管理公司签署有关房屋物业管理合同，并按规定支付物业管理费。该房屋的现行物业管理收费标准为每月每平方米（建筑面积）人民币 8 元。

8. 房屋使用要求和维修责任

8. 1 租赁期间，乙方发现该房屋及其附属设施有自然损坏的，应及时通知甲方委托的物业管理公司进行维修。维修该房屋及其附属设施时，乙方应积极协助和配合。因乙方的作为或不作为造成不能及时进行维修而产生的后果，则概由乙方负责。

8. 2 租赁期间，乙方应合理使用并爱护该房屋及其附属设施，乙方人为损坏或发生故障的，乙方应负责修复并承担费用。

8. 3 租赁期间，甲方保证该房屋及其附属设施处于正常的可使用和安全的状态。甲方可对该房屋进行检查、养护，检查养护时，乙方应予以配合。甲方应减少对乙方使用该房屋的影响。

8. 4 除该房屋内已有的装修和设施外，乙方另需装修或者增设附属设施和设备的，应事先征得甲方的书面同意，并与物业管理部门办理相关手续，按规

定须向有关部门审批的，则还应由乙方报请有关部门批准后，方可进行。

8.5 本合同解除或终止时，经甲方书面同意并由乙方增建或改良之建筑物，乙方应负责恢复该房屋至原状，合理磨损除外。该房屋经甲方验收认可，乙方方可办理退租手续。

9. **房屋返还时的状态**

9.1 除甲方同意乙方续租，并签定续租合同外，乙方应在本合同的租期届满或因任何原因解除、终止本合同时返还该房屋，未经甲方同意逾期返还该房屋的，每逾期一日，乙方应按日租金的 2 倍向甲方支付该房屋占用期间的使用费。乙方同意，如乙方逾期 15 日未恢复原状并返还该房屋的，甲方有权自行进入该房屋，同时视为乙方自动放弃该房屋内的装修、设施、设备及其他未拆除或搬离的物品的所有权或使用权，包括被视为乙方的设备和物品（无论是属于乙方或第三方），甲方有权自行作出处理，若涉及第三方之合法权益，则由乙方负责向第三方作出赔偿。甲方代为恢复原状之费用由乙方承担。甲方进入该房屋之时视为房屋收回。

9.2 乙方返还该房屋应符合正常使用后的状态。返还时，应经甲方验收认可，并相互结清各自应当承担的费用。

10. **转租、转让**

10.1 除甲方已在本合同补充条款或其他书面文件中同意乙方转租外，乙方在租赁期内，不得将该房屋部分或全部转租给他人。

10.2 在租赁期内，甲方如需出售该房屋，应提前通知乙方。乙方在同等条件下有优先购买权。

11. **解除本合同的条件**

11.1 甲、乙双方同意在租赁期内，有下列情形之一的，本合同终止，双方互不承担责任。

（1）该房屋占用范围内的土地使用权依法提前收回的；

（2）该房屋因社会公共利益被依法征用的；

（3）该房屋因城市建设需要被依法列入房屋拆迁许可范围的；

（4）该房屋毁损、灭失或者被鉴定为危险房屋的；

11. 2 甲、乙双方同意，有下列情形之一的，一方可书面通知另一方解除本合同。违反合同的一方，应向另一方按月租金的 2 倍支付违约金；给对方造成损失的，支付的违约金不足抵付一方损失的，还应赔偿造成的损失与违约金的差额部分：

（1）甲方未按时交付该房屋，经乙方催告后十日内仍未交付的；

（2）甲方交付的该房屋不符合本合同的约定，致使不能实现租赁目的；

（3）乙方未征得甲方书面同意改变房屋用途，致使房屋损坏的；

（4）因乙方原因造成房屋损坏的；

（5）乙方擅自转租该房屋、转让该房屋承租权或与他人交换各自承租的房屋的；

（6）乙方逾期不支付租金累计达到壹个月的；

（7）乙方利用该房屋进行非法活动的。

12. **违约责任**

12. 1 租赁期间，由于甲方不及时履行本合同约定的维修、养护责任，致使房屋损坏，造成乙方财产损失或人身伤害的，甲方应承担赔偿其直接损失。

12. 2 乙方未征得甲方书面同意或者超出甲方书面同意的范围和要求装修房屋或者增设附属设施的，甲方可以要求乙方恢复房屋原状并赔偿损失。

12. 3 租赁期间，非本合同约定的情况，甲方擅自解除本合同，提前收回该房屋的，甲方应按提前收回天数的租金的 0.5 倍向乙方支付违约金（但最多不超过三个月的租金）。若违约金不足抵付乙方直接损失的，甲方还应负责赔偿差额部分。

12. 4 租赁期间，非本合同规定的情况，乙方中途擅自退租的，乙方应按提前退租天数的租金的 0.5 倍向甲方支付违约金（但最多不超过三个月的租金）。若违约金不足抵付甲方损失的，乙方还应负责赔偿差额部分。甲方可从租

赁保证金中抵扣。保证金不足抵扣的，不足部分则由乙方另行交付。

12. 5 违约事实发生后，守约方有权选择终止或继续履行本合同。守约方要求继续履行本合同的，无论违约方是否已实际支付了违约金、赔偿金和滞纳金，违约方均应继续履行本合同。

13. **其他条款**

13. 1 租赁期间，甲方抵押该房屋，应当书面告知乙方。

13. 2 乙方在租赁期间除对该房屋享有使用权外，同时享有对走廊、楼梯、电梯、门厅的通行权和公用厕所、消防设备的使用权。乙方不得存放易燃、易爆或有毒物品，不得擅自占用非租用面积。租赁期内乙方拥有财产由乙方负责管理，须向保险公司投保的，保险费自理。

13. 3乙方涉及易燃、易爆、噪音及废气、废水、废渣等三废时须事先申报取得开发区和市有关部门审批同意，达到安全标准和排放标准后方可生产。乙方在二次装修前须经政府消防主管部门批准后方可施工。

13. 4 本合同的任何一方凡因战争(无论是否有宣战)、地震、台风、水灾、火灾等不可抗力导致本合同任何条款无法履行时，遭遇不可抗力方，应立即书面通知另一方，并在十五天内，向另一方提供不可抗力的详情，及合同无法履行或者需要延期履行的理由和有效证明文件等书面材料。

甲乙双方可按不可抗力对合同履行的影响程度协商决定是否解除合同，或者部分免除履行合同，或者延期履行合同。

13. 5 本合同的订立、效力、解释、履行和争议的解决等均适用中国法律、法规和上海市地方法规、规章。

13. 6 凡因履行本合同所产生的或与本合同有关的一切争议，甲乙双方应通过友好协商解决；如果协商不能解决，一方可向上海有管辖权的人民法院起诉，法院的最终判决对双方均有约束力。

13. 7 本合同如有未尽事宜，经双方协商一致，可另行达成书面协议作为本合同的组成部分，与本合同具有同等效力。

经双方协商一致，可对本合同进行修改。任何对本合同的修改必须通过书面形式并经双方法定代表人或其委托代理人签字之后方能生效。在经修改的合同生效之前，双方仍应按本合同的条款履行。

13. 8 甲乙双方在签署本合同时，具有完全民事行为能力，对各自的权利、义务、责任清楚明白，并愿按合同规定严格执行。如一方违反本合同，另一方有权按本合同规定索赔。

13. 9 甲乙双方确认各方通讯地址和电话为：

甲方地址：宜山路900号科技大楼一楼招商中心 邮编：200233

电话：64859900 传真：64851906

乙方地址：宜山路900号科技大楼B 幢1007室 邮编：200233

电话：54234880 传真：54234881

甲乙双方因履行本合同而相互发出或者提供的所有通知、文件、资料，均以上述列明的地址、传真送达。一方如果变更通讯地址或电话，应当书面通知对方。

当面交付的，在交付签收之时视为送达；通过传真方式的，在发出传真时视为送达；以邮寄方式的，挂号寄出或者投邮当日视为送达。

13. 10 本合同自甲乙双方法定代表人或委托代理人签字或加盖公章之日起生效。

13. 11 本合同正本一式二份，甲乙双方各执一份。

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甲　　方：~~上海新兴技术开发区联合发展有限公司~~ 上海市漕河泾新兴技术开发区发展总公司

法定代表人(或委托代理人)

签　　字：

日　　期：2009.10.26

开户银行：~~中行徐汇支行~~ 中国银行上海市徐汇支行

银行帐号：

人 民 币：~~044104-8500-03136218091001~~ 044104-8500-03110328093001

乙　　方：摩地（上海）信息科技有限公司

法定代表人(或委托代理人)

签　　字：

日　　期：2009.10.20.

开户银行：

银行帐号：

人 民 币：

THIS RENTAL AGREEMENT is made 31st March 2009

BETWEEN:-

Yu Hing Enterprise Limited which business address is located at 7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong ("Yu Hing")

AND:-

MobiZone Holdings Limited, a company incorporated in Hong Kong whose registered office is located at Unit Nos. 301-02, New East Ocean Centre, No. 9 Science Museum Road, T.S.T., Kowloon, Hong Kong ("MobiZone").

WHEREAS:-

1. Yu Hing is the landlord of the property at 7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong ("Premises").The Premises is fully furnished with furniture and office equipment.

2. MobiZone wishes to sublet the above Premises from Yu Hing.

NOW THIS UNDERTAKING WITNESSES AS FOLLOWS:-

1. In consideration of HK$10,000 ("Rent") per month payable by MobiZone to Yu Hing, Yu Hing hereby agrees to sublet certain areas of the Premises ("Designated Areas") to MobiZone for a period of 1 year beginning from 1st April 2009 to 31st March 2010 ("Term").

2. The Rent shall include all fees and charges for the use of Designated Areas including using the Premises address as MobiZone business address as well as free of charge to use all office equipment including but not limited o office furniture, electricity, telephone, fax, computer, printer, conference rooms, receptions and stationary and other utilities in the Premises.

3. The Rent shall be paid at the end of each calendar month and made payable to "Yu Hing Enterprise Limited" or any designated third party as Yu Hing instruct from time to time.

4. The Term shall be renewed automatically for consecutive years unless this agreement is terminated by either party by serving a 3 months notice to the other party.

5. This Agreement shall come into effect on 1st April, 2009.

6. The Agreement will be governed and construed in accordance with the laws of Hong Kong SAR of the People's Republic of China. The parties hereby submit to the exclusive jurisdiction of the Courts of Hong Kong SAR of the People's Republic of China in relation to any proceeding arising out of or in the connection with this Agreement.

Accepted and Agreed by:

Lawrence Cheung
CEO
MobiZone Holdings Limited

Accepted and Agreed by:

Chan Chun Chong
Director
Yu Hing Enterprise Limited